Exhibit 99.1
Crane Co.	News

Contact:
Jason D. Feldman
Director, Investor Relations
203-363-7329
www.craneco.com

CRANE CO. COMMENTS ON DECISION BY THE NEW YORK STATE COURT OF APPEALS IN THE DUMMITT AND SUTTNER ASBESTOS CASES

STAMFORD, CT, June 28, 2016 - Crane Co. (NYSE: CR) made the following statement regarding the ruling handed down today by the New York State Court of Appeals with respect to the Dummitt and Suttner asbestos cases, which upheld two state court judgments against the Company totaling approximately $6.7 million:

“We are disappointed by the Court’s ruling, which is in conflict with those made by courts in other states as well as on the federal level addressing ‘duty to warn’ standards for equipment manufacturers who did not make asbestos products. In its decision, the Court adopted a new test that considers ‘economic necessity’ in determining a manufacturer’s duty to warn about the potential hazards of third party products used in combination with its own product. This new test will now have to be interpreted and applied by the lower courts in New York.

Crane Co. never manufactured asbestos-containing products, and it believes that all of its products were safe when used as intended. Consequently, Crane Co. will continue to vigorously defend itself against asbestos cases, consistent with its past practices.”

About Crane Co.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane Co. provides products and solutions to customers in the hydrocarbon processing, petrochemical, chemical, power generation, unattended payment, automated merchandising, aerospace, electronics, transportation and other markets. The Company has four business segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane Co. has approximately 11,000 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

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CONTACT:

Jason D. Feldman, 203-363-7329
Director, Investor Relations

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